CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Market-Linked Auto-Callable Notes due 2028	$3,000,000	$409.20
January 2013 Pricing Supplement No. 529 Registration Statement No. 333-178081 Dated January 9, 2013 Filed pursuant to Rule 424(b)(2)
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. and International Equities

Market Linked Auto-Callable Notes due January 14, 2028, with 5-Year Initial Non-Call Period
With Early Redemption and the Payment of Contingent Monthly Coupons Based on the Worst Performing of the Russell 2000® Index and the EURO STOXX 50® Index
The notes are senior unsecured obligations of Morgan Stanley and have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented or modified by this document.  Unlike ordinary debt securities, the notes do not provide for the regular payment of interest.  Instead, the notes will pay a contingent monthly coupon but only if the index closing value of each of the Russell 2000® Index and the EURO STOXX 50® Index is at or above its respective barrier level on the related observation date.  If the index closing value of either underlying index is less than the barrier level for such index on any observation date, we will pay no interest for the related monthly period.  Starting on the fifth anniversary of the original issue date, the notes will be automatically redeemed if the index closing value of each underlying index is greater than or equal to its respective initial index value on any quarterly redemption determination date, beginning on the third scheduled business day preceding January 14, 2018.  At maturity, if the notes have not previously been redeemed, you will receive an amount equal to the stated principal amount for each note you hold plus the contingent monthly coupon with respect to the final observation date, if any.  Investors will not participate in any appreciation of either underlying index and should be willing to hold their notes for the entire 15-year term.  These long-dated notes are for investors who seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving no monthly interest over the 15-year term if either underlying index closes below the barrier level for such index on the monthly observation dates, with no possibility of being called out of the notes until after the initial 5-year non-call period.  Because the payment of contingent monthly coupons is based on the worst performing of the underlying indices, the fact that the notes are linked to two underlying indices does not provide any asset diversification benefits and instead means that a decline in the level beyond the relevant barrier level of either underlying index will result in no contingent monthly coupons, even if the other underlying closes at or above its barrier level.  The issuer will not pay a contingent monthly coupon on any contingent coupon payment date if the closing value of either underlying index is below the barrier level for such index on the related observation date.  The issuer will not redeem the notes early on any early redemption date if the closing value of either underlying index is below the initial index value for such index on the related redemption determination date.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Underlying indices:	Russell 2000® Index (the “RTY Index”) and EURO STOXX 50® Index (the “SX5E Index”)
Aggregate principal amount:	$3,000,000
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note
Pricing date:	January 9, 2013
Original issue date:	January 14, 2013 (3 business days after the pricing date)
Maturity date:	January 14, 2028
Early redemption:
The notes are not subject to automatic early redemption until the fifth anniversary of the original issue date.  Following this initial 5-year non-call period, if, on any redemption determination date, the index closing value of each underlying index is greater than or equal to its respective initial index value, the notes will be automatically redeemed for an early redemption payment on the related early redemption date.
The notes will not be redeemed early on any early redemption date if the index closing value of either underlying index is below the initial index value for such index on the related redemption determination date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount for each note you hold plus (ii) the contingent monthly coupon with respect to the related observation date.
Redemption determination dates:
Quarterly, on the third scheduled business day preceding each scheduled early redemption date, beginning on the third scheduled business day preceding January 14, 2018, subject to postponement for non-index business days and certain market disruption events.

Early redemption dates:
Starting on January 14, 2018, quarterly, on the 14th day of each January, April, July, and October; provided that if any such day is not a business day, that early redemption payment will be made on the next succeeding business day and no adjustment will be made to any early redemption payment made on that succeeding business day

Initial index value:
With respect to the RTY Index: 879.51, which is the index closing value of such index on the pricing date
With respect to the SX5E Index: 2,706.39, which is the index closing value of such index on the pricing date

Contingent monthly coupon:
A contingent coupon at a rate of 6.50% per annum will be paid on the notes on each contingent coupon payment date but only if the closing value of each underlying index is at or above its respective barrier level on the related observation date.
If, on any observation date, the closing value of either underlying index is less than the barrier level for such index, we will pay no coupon for the applicable monthly period.  It is possible that one or both underlying indices will remain below the respective barrier level(s) for extended periods of time or even throughout the entire 15-year term of the notes so that you will receive few or no contingent monthly coupons.

Barrier level:	With respect to the RTY Index: 659.6325, which is 75% of the initial index value for such index With respect to the SX5E Index: 2,029.7925, which is 75% of the initial index value for such index
Contingent coupon payment dates:
Monthly, on the 14th day of each month, beginning February 14, 2013; provided that if any such day is not a business day, that coupon payment will be made on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day; provided further that the contingent monthly coupon, if any, with respect to the final observation date shall be paid on the maturity date

Observation dates:
The third scheduled business day preceding each scheduled contingent coupon payment date, beginning with the February 14, 2013 contingent coupon payment date, subject to postponement for non-index business days and certain market disruption events

Payment at maturity:	At maturity, you will receive an amount equal to (i) the stated principal amount for each note you hold plus (ii) the contingent monthly coupon with respect to the final observation date, if any.
CUSIP / ISIN:	61761JBJ7 / US61761JBJ79
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per note	$1,000	$30	$970
Total	$3,000,000	$90,000	$2,910,000

(1)
Selected dealers and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $30  for each note they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Notes” at the end of this document.

Product Supplement for Auto-Callable Securities dated October 19, 2012    Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

Market Linked Auto-Callable Notes due January 14, 2028, with 5-Year Initial Non-Call Period
With Early Redemption and the Payment of Contingent Monthly Coupons Based on the Worst Performing of the Russell 2000® Index and the EURO STOXX 50® Index

Investment Summary

Market Linked Auto-Callable Notes

Unlike ordinary debt securities, Market Linked Auto-Callable Notes due January 14, 2028, with 5-Year Initial Non-Call Period With Early Redemption and the Payment of Contingent Monthly Coupons Based on the Worst Performing of the Russell 2000® Index and the EURO STOXX 50® Index (the “notes”) do not provide for the regular payment of interest.  Instead, the notes will pay a contingent monthly coupon but only if the index closing value of each of the Russell 2000® Index and the EURO STOXX 50® Index (which we refer to together as the “underlying indices”) is at or above 75% of its respective initial index value, which we refer to as the barrier level, on the related observation date.  If the index closing value of either underlying index is less than the barrier level for such index on any observation date, we will pay no coupon for the related monthly period.  It is possible that the index closing value of one or both underlying indices will remain below the respective barrier level(s) for extended periods of time or even throughout the entire 15-year term of the notes so that you will receive few or no contingent monthly coupons.  We refer to the coupon on the notes as contingent because there is no guarantee that you will receive a coupon payment on any contingent coupon payment date.  Even if an underlying index were to be at or above the barrier level for such index on some monthly observation dates, it may fluctuate below the barrier level on others.  In addition, even if one underlying index were to be at or above the barrier level for such index on all monthly observation dates, you will receive a contingent monthly coupon only with respect to the observation dates on which the other underlying index is also at or above the barrier level for such index, if any.

Maturity:	15 years
Contingent monthly coupon:
From and including the original issue date to but excluding the maturity date or early redemption, a contingent monthly coupon at a rate of 6.50% per annum will be paid on the notes but only if the closing value of each underlying index is at or above its respective barrier level on the related observation date.

If, on any observation date, the closing value of either underlying index is less than the barrier level for such index, we will pay no coupon for the applicable monthly period.  It is possible that one or both underlying indices will remain below the respective barrier level(s) for extended periods of time or even throughout the entire 15-year term of the notes so that you will receive few or no contingent monthly coupons.

Starting on January 14, 2018, if the index closing levels of each underlying index is greater than or equal to its respective initial index value on any quarterly redemption determination date, the notes will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent monthly coupon with respect to the related observation date.  At maturity, if the notes have not previously been redeemed, you will receive an amount equal to the stated principal amount for each note you hold plus the contingent monthly coupon with respect to the final observation date, if any.  You will not participate in any appreciation of either underlying index.

The issuer will not pay a contingent monthly coupon on any contingent coupon payment date if the closing value of either underlying index is below the barrier level for such index on the related observation date.  The issuer will not redeem the notes early on any early redemption date if the closing value of either underlying index is below the initial index value for such index on the related redemption determination date.

January 2013	Page 2

Market Linked Auto-Callable Notes due January 14, 2028, with 5-Year Initial Non-Call Period
With Early Redemption and the Payment of Contingent Monthly Coupons Based on the Worst Performing of the Russell 2000® Index and the EURO STOXX 50® Index

Key Investment Rationale

Unlike ordinary debt securities, the notes do not provide for the regular payment of interest.  Instead, the notes will pay a contingent monthly coupon but only if the index closing value of each underlying index is at or above its respective barrier level on the related observation date.  The notes have been designed for investors who are willing to forgo market floating interest rates and accept the risk of no coupon payments for the entire 15-year term of the notes in exchange for an opportunity to earn interest at a potentially above market rate if each underlying index closes at or above its respective barrier level on each monthly observation date, until the notes are redeemed early or reach maturity.  The following scenarios are for illustration purposes only to demonstrate how the coupon is calculated, and do not attempt to demonstrate every situation that may occur.  Accordingly, the notes may or may not be redeemed, and the contingent coupon may be payable with respect to none of, or some but not all of, the monthly periods during the 15-year term of the notes.

Scenario 1: The notes are redeemed prior to maturity, and coupons are paid for all monthly periods prior to early redemption
This scenario assumes that, prior to early redemption, each underlying index closes at or above its respective barrier level on every monthly observation date.  Investors receive the contingent monthly coupon for all such monthly interest periods.
Starting on January 14, 2018, if each underlying index closes greater than or equal to its respective initial index value on a quarterly redemption determination date, the notes will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent monthly coupon with respect to the related observation date.  Investors will not participate in any appreciation of either underlying index from the initial index value.

Scenario 2: The notes are redeemed prior to maturity, and coupons are paid for some, but not all, monthly interest periods
This scenario assumes that, prior to early redemption, each underlying index closes at or above its respective barrier level on some monthly observation dates but one or both underlying indices close below the barrier level for such index on the others.  Investors receive the contingent monthly coupon for the monthly periods that the index closing values of each underlying index is at or above its respective barrier level on the related observation date.
When each underlying index closes greater than or equal to its respective initial index value on a quarterly redemption determination date, the notes will be automatically redeemed as described in scenario 1.

Scenario 3: The notes are not redeemed prior to maturity, and coupons are paid for all monthly interest periods
This scenario assumes that each underlying index closes at or above its respective barrier level on every monthly observation date (but that each underlying index does not close at or above its respective initial index value on any quarterly redemption determination date).  Investors receive the contingent monthly coupon for each interest period during the entire 15-year term of the notes.  At maturity, in addition to the contingent monthly coupon with respect to the final observation date, investors will also receive the stated principal amount.

Scenario 4: The notes are not redeemed prior to maturity, and coupons are paid for some, but not all, monthly interest periods
This scenario assumes that each underlying index closes at or above its respective barrier level on some monthly observation dates but one or both underlying indices close below the barrier level for such index on the others, and both underlying indices do not close at or above their respective initial index levels on any quarterly redemption determination date.  Investors receive the contingent monthly coupon for the monthly periods that the index closing value for each underlying index is at or above its respective barrier level on the related observation date.  At maturity, in addition to the contingent monthly coupon with respect to the final observation date, if any, investors will receive the stated principal amount.

Scenario 5: The notes are not redeemed prior to maturity, and no coupons are paid for the entire 15-year term of the notes
This scenario assumes that one or both of the underlying indices closes below the barrier level for such index on every monthly observation date (and therefore below the initial index value for such index on every quarterly redemption determination date).  Since one or both of the underlying indices close below the barrier level for such index on every monthly observation date, investors do not receive any contingent coupon during the entire 15-year term of the notes.  At maturity, investors will receive the stated principal amount.

January 2013	Page 3

Market Linked Auto-Callable Notes due January 14, 2028, with 5-Year Initial Non-Call Period
With Early Redemption and the Payment of Contingent Monthly Coupons Based on the Worst Performing of the Russell 2000® Index and the EURO STOXX 50® Index

Hypothetical Examples

The following hypothetical examples are for illustrative purposes only.  Whether you receive a contingent monthly coupon will be determined on each monthly observation date, and whether the notes are redeemed prior to maturity will be determined on each quarterly redemption determination date.  The actual initial index value and barrier level for each underlying index are as set forth on the cover page of this document.  Some numbers appearing in the examples below have been rounded for ease of analysis.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.  The below examples are based on the following terms:

Contingent Monthly Coupon:
6.50% per annum (corresponding to approximately $5.4167 per month)

With respect to each coupon payment date, a contingent monthly coupon is paid but only if the closing value of each underlying index is at or above its respective barrier level on the related observation date.

Stated Principal Amount:	$1,000

In Examples 1 and 2, the index closing value of each underlying index is greater than or equal to its respective initial index level on one of the quarterly redemption determination dates (beginning on the third scheduled business day preceding January 14, 2018).  As a result, the note is automatically redeemed on the related early redemption date.  In Examples 3, 4 and 5, the index closing value of one or both underlying indices is less than the initial index value for such index on all of the redemption determination dates, and, consequently, the note is not automatically redeemed prior to, and remains outstanding until, maturity.

Example 1—The note is automatically redeemed following the redemption determination date in April 2018, as the index closing value of each underlying index is greater than its respective initial index value on such redemption determination date, which follows the first redemption determination date in January 2018.  The index closing value of each underlying index is at or above its respective barrier level on all 62 observation dates prior to (and excluding) the observation date immediately preceding the early redemption.  Therefore, you would receive (i) the contingent monthly coupons with respect to those 62 determination dates prior to (and excluding) the observation date immediately preceding the early redemption, totaling $5.4167 × 62 = $335.8354 and (ii) the early redemption payment calculated as $1,000 + $5.4167 = $1,005.4167.

The total payment per note over the 5.25-year term of the notes is $335.8354 + $1,005.4167 = $1,341.25.

Example 2—The note is automatically redeemed following the redemption determination date in July 2018, as the index closing value of each underlying index is equal to its respective initial index value on such redemption determination date.  While the index closing value of one underlying index is at or above the barrier level for such index on a large number of observation dates, the index closing value of each underlying index is at or above its respective barrier level on only 6 of the 65 observation dates prior to (and excluding) the observation date immediately preceding the early redemption.  Therefore, you would receive (i) the contingent monthly coupons with respect to those 6 observation dates prior to (and excluding) the observation date immediately preceding the early redemption, totaling $5.4167 × 6 = $32.5002 and (ii) the early redemption payment calculated as $1,000 + $5.4167 = $1,005.4167.

The total payment per note over the 5.5-year term of the notes is $32.5002 + $1,005.4167 = $1,037.92.

Example 3—The note is not redeemed prior to maturity, as the index closing value of each underlying index is never greater than or equal to its respective initial index value on any redemption determination date.

The index closing value of each underlying index is at or above its respective barrier level on all 180 observation dates including the final observation date.  Therefore, you would receive (i) the contingent monthly coupons with respect to the 179 observation dates prior to (and excluding) the final observation date, totaling $5.4167 × 179 = $969.5893 and (ii) the payment at maturity calculated as $1,000 + $5.4167 = $1,005.4167.

The total payment per note over the 15-year term of the notes is $969.5893 + $1,005.4167 = $1,975.00.

This example illustrates the scenario where you receive a contingent monthly coupon on every coupon payment date throughout the term of the notes, resulting in a 6.50% per annum interest rate over the 15-year term of the notes.  To the

January 2013	Page 4

Market Linked Auto-Callable Notes due January 14, 2028, with 5-Year Initial Non-Call Period
With Early Redemption and the Payment of Contingent Monthly Coupons Based on the Worst Performing of the Russell 2000® Index and the EURO STOXX 50® Index

extent that coupons are not paid on every coupon payment date, the effective interest rate on the notes will be less than 6.50% per annum and could be zero.

Example 4—The note is not redeemed prior to maturity, as the index closing value of each underlying index is never greater than or equal to its respective initial index value on any redemption determination date.  The index closing value of each underlying index is at or above its respective barrier level on 120 out of the 179 observation dates prior to (and excluding) the final observation date and is at or above its respective barrier level on the final observation date.  Therefore, you would receive (i) the contingent monthly coupons with respect to those 120 observation dates prior to (and excluding) the final observation date, totaling $5.4167 x 120 = $650.004 and (ii) the payment at maturity calculated as $1,000 + $5.4167 = $1,005.4167.

The total payment per note over the 15-year term of the notes is $650.004 + $1,005.4167 = $1,655.42.

Example 5—The note is not redeemed prior to maturity, as the index closing value of each underlying index is never greater than or equal to its respective initial index value on any redemption determination date.  While the index closing value of one underlying index is at or above the barrier level for such index for a large number of observation dates, the index closing levels of each underlying index is never at or above its respective barrier level on any of the observation dates.  Therefore, you would receive (i) no contingent monthly coupons for the entire 15-year term of the notes and (ii) the payment at maturity equal to $1,000.

The total payment per note over the 15-year term of the notes is $0 + $1,000.00 = $1,000.00.

January 2013	Page 5

Market Linked Auto-Callable Notes due January 14, 2028, with 5-Year Initial Non-Call Period
With Early Redemption and the Payment of Contingent Monthly Coupons Based on the Worst Performing of the Russell 2000® Index and the EURO STOXX 50® Index

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

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The notes do not provide for the regular payment of interest and you may receive no coupon payments throughout the entire 15-year term of the notes.  The terms of the notes differ from those of ordinary debt securities in that they do not provide for the regular payment of interest during the entire 15-year term of the notes.  Instead, the notes will pay a contingent monthly coupon but only if the index closing value of each of the Russell 2000® Index and the EURO STOXX 50® Index is at or above 75% of its respective initial index value, which we refer to as the barrier level, on the related observation date.  If, on the other hand, the index closing value of either underlying index is lower than the barrier level for such index on the relevant observation date for any interest period, we will pay no coupon on the applicable contingent coupon payment date.  It is possible that the index closing value of one or both underlying indices will remain below the respective barrier level(s) for extended periods of time or even throughout the entire 15-year term of the notes so that you will receive few or no contingent monthly coupons.  If you do not earn sufficient contingent coupons over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

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You are exposed to the price risk of both underlying indices.  Your return on the notes it not linked to a basket consisting of the underlying indices.  Rather, it will be contingent upon the performance of each of the underlying indices.  Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to both underlying indices.  Poor performance by either of the underlying indices over the term of the notes may negatively affect your return and will not be offset or mitigated by a positive performance by the other underlying index.  For the notes to be redeemed early or to receive any contingent monthly coupons, each underlying index must close at or above its respective initial index value or barrier level, respectively, on the applicable redemption determination date or observation date, as applicable.  Accordingly, your investment is subject to the price risk of both underlying indices.

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Because the notes are linked to the performance of the worst performing of the underlying indices, you are exposed to a greater risk of no contingent monthly coupons than if the notes were linked just to the RTY Index or just to the SX5E Index.  The risk that you will not receive any contingent monthly coupons is greater if you invest in the notes as opposed to substantially similar securities that are linked to just the performance of the RTY Index or just the SX5E Index.  With two underlying indices, it is more likely that either underlying index will close below the barrier level for such index on the observation dates than if the notes were linked to only one of the underlying indices, and therefore it is more likely that you will not receive any contingent monthly coupons.  Similarly, with two underlying indices, it is more likely that either underlying index will close below its respective initial level on the quarterly redemption determination dates (beginning after five years) than if the notes were linked to only one of the underlying indices, and therefore it is less likely that the notes will be automatically redeemed prior to maturity.

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The contingent coupon, if any, is based only on the value of each underlying index on the related monthly observation date at the end of the related interest period.  Whether the contingent coupon will be paid on any contingent coupon payment date will be determined at the end of the relevant interest period based on the closing value of each underlying index on the relevant monthly observation date.  As a result, you will not know whether you will receive the contingent coupon on any contingent coupon payment date until near the end of the relevant interest period.  Moreover, because the contingent coupon is based solely on the value of each underlying index on monthly observation dates, if the closing value of either underlying index on any observation date is below the barrier level for such index, you will receive no coupon for the related interest period even if the level of such underlying index were higher on other days during that interest period and even if the closing value of the other underlying index is at or above the barrier level for such index.

January 2013	Page 6

Market Linked Auto-Callable Notes due January 14, 2028, with 5-Year Initial Non-Call Period
With Early Redemption and the Payment of Contingent Monthly Coupons Based on the Worst Performing of the Russell 2000® Index and the EURO STOXX 50® Index

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Investors will not participate in any appreciation in either underlying index.  Investors will not participate in any appreciation in either underlying index from the initial index value for such index, and the return on the notes will be limited to the contingent monthly coupon that is paid with respect to each observation date on which the index closing value of each underlying index is greater than or equal to its respective barrier level.

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The securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.  The Russell 2000® Index, one of the underlying indices, consists of stocks issued by companies with relatively small market capitalization.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the RTY Index may be more volatile than that of indices that consist of stocks issued by large-capitalization companies.  Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded.  In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel.  Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

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The securities are linked to the EURO STOXX 50® Index and are subject to risks associated with investments in securities linked to the value of foreign equity securities.  As the EURO STOXX 50® Index is one of the underlying indices, the notes are linked to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

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The market price will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market.  We expect that generally the level of interest rates available in the market and the value of each underlying index on any day, including in relation to its respective barrier level, will affect the value of the notes more than any other factors.  Other factors that may influence the value of the notes include:

o	the volatility (frequency and magnitude of changes in value) of the underlying indices,

o	whether the index closing value of either underlying index has been below the respective barrier level on any observation date,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying indices or securities markets generally and which may affect the value of each underlying index,

o	dividend rates on the securities underlying the underlying indices,

o	the time remaining until the notes mature,

o	interest and yield rates in the market,

January 2013	Page 7

Market Linked Auto-Callable Notes due January 14, 2028, with 5-Year Initial Non-Call Period
With Early Redemption and the Payment of Contingent Monthly Coupons Based on the Worst Performing of the Russell 2000® Index and the EURO STOXX 50® Index

o	the availability of comparable instruments,

o	the composition of the underlying indices and changes in the constituent stocks of such indices, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above.  In particular, if either underlying index has closed near or below the barrier level for such index, the market value of the notes is expected to decrease substantially and you may have to sell your notes at a substantial discount from the stated principal amount of $1,000 per note.

You cannot predict the future performance of either underlying index based on its historical performance.  The value of either underlying index may decrease and be below the barrier level for such index on each observation date so that you will receive no return on your investment.  There can be no assurance that the closing value of each underlying index will be at or above the respective barrier level on any observation date so that you will receive a coupon payment on the notes for the applicable interest period.  See “Russell 2000® Index Overview” and “EURO STOXX 50® Index Overview” beginning on page 10.

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The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The notes are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

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Reinvestment risk.  The term of your investment in the notes may be shortened due to the automatic early redemption feature of the notes.  If the notes are redeemed prior to maturity, you will receive no more contingent monthly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.  However, under no circumstances will the notes be redeemed before the 5th anniversary of their original issue date.

▪
Not equivalent to investing in the underlying indices.  Investing in the notes is not equivalent to investing in either underlying index or the component stocks of either underlying index.  Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute either underlying index.

▪
The notes will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your notes for the entire 15-year term of the notes.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary

January 2013	Page 8

Market Linked Auto-Callable Notes due January 14, 2028, with 5-Year Initial Non-Call Period
With Early Redemption and the Payment of Contingent Monthly Coupons Based on the Worst Performing of the Russell 2000® Index and the EURO STOXX 50® Index

market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Hedging and trading activity by our subsidiaries could potentially affect the value of the notes.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the notes (and to other instruments linked to the underlying indices or the component stocks of the underlying indices), including trading in the stocks that constitute the underlying indices as well as in other instruments related to the underlying indices.  Some of our subsidiaries also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value of an underlying index and, therefore, could have increased (i) the value at which such underlying index must close on the redemption determination dates so that the notes are redeemed prior to maturity for the early redemption payment and (ii) the barrier level for such underlying index, which is the value at which such underlying index must close on the observation dates so that you receive a contingent monthly coupon on the notes (in each case, depending also on the performance of the other underlying index).  Additionally, such hedging or trading activities during the term of the notes, including on the observation dates and the redemption determination dates, could affect whether an underlying index closes at or above (i) the barrier level for such index on the observation dates and, accordingly, whether we pay a contingent monthly coupon on the notes, or (ii) the initial index value for such index on the redemption determination dates and accordingly, whether the notes are redeemed prior to maturity for the early redemption payment (in each case, depending also on the performance of the other underlying index).

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  As calculation agent, MS & Co. has determined the initial index value for each underlying index and the barrier level for each underlying index and will determine whether you receive a contingent monthly coupon on each contingent coupon payment date and at maturity and whether the notes will be redeemed on any early redemption date.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of an underlying index, may adversely affect the payout to you at maturity.

▪
Adjustments to the underlying indices could adversely affect the value of the notes.  The publisher of each underlying index may add, delete or substitute the component stocks of such underlying index or make other methodological changes that could change the value of such underlying index.  Any of these actions could adversely affect the value of the notes.  The publisher of each underlying index may also discontinue or suspend calculation or publication of such underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index on any observation date, the determination of whether interest will be payable on the notes on the applicable contingent coupon payment date will be based on whether the value of such underlying index based on the closing prices of the stocks constituting such underlying index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating such underlying index last in effect prior to such discontinuance is less than the barrier level.

January 2013	Page 9

Market Linked Auto-Callable Notes due January 14, 2028, with 5-Year Initial Non-Call Period
With Early Redemption and the Payment of Contingent Monthly Coupons Based on the Worst Performing of the Russell 2000® Index and the EURO STOXX 50® Index

Russell 2000® Index Overview

The Russell 2000® Index is an index calculated, published and disseminated by Russell Investments, and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

Information as of market close on January 9, 2013:

Bloomberg Ticker Symbol:	RTY	52 Week High (on 1/9/2013):	879.51
Current Index Value:	879.51	52 Week Low (on 6/4/2012):	737.24
52 Weeks Ago:	753.51

The following graph sets forth the daily closing values of the RTY Index for the period from January 1, 1998 through January 9, 2013.  The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the RTY Index for each quarter in the period from January 1, 2008 through January 9, 2013.  The closing value of the RTY Index on January 9, 2013 was 879.51.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The RTY Index experiences periods of high volatility, and you should not take the historical values of the RTY Index as an indication of its future performance.

RTY Index Daily Closing Values January 1, 1998 to January 9, 2013

January 2013	Page 10

Market Linked Auto-Callable Notes due January 14, 2028, with 5-Year Initial Non-Call Period
With Early Redemption and the Payment of Contingent Monthly Coupons Based on the Worst Performing of the Russell 2000® Index and the EURO STOXX 50® Index

Russell 2000® Index	High	Low	Period End
2008
First Quarter	753.55	643.97	687.97
Second Quarter	763.27	686.07	689.66
Third Quarter	754.38	657.72	679.58
Fourth Quarter	671.59	385.31	499.45
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
First Quarter	846.13	747.28	830.30
Second Quarter	840.63	737.24	798.49
Third Quarter	864.70	767.75	837.45
Fourth Quarter	852.49	769.48	849.35
2013
First Quarter (through January 9, 2013)	879.51	872.60	879.51

The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley.  For more information, see “Russell 2000® Index—License Agreement between Russell Investments and Morgan Stanley” in the accompanying index supplement.

January 2013	Page 11

Market Linked Auto-Callable Notes due January 14, 2028, with 5-Year Initial Non-Call Period
With Early Redemption and the Payment of Contingent Monthly Coupons Based on the Worst Performing of the Russell 2000® Index and the EURO STOXX 50® Index

EURO STOXX 50® Index Overview

The EURO STOXX 50® Index was created by STOXX Limited, which is owned by Deutsche Börse AG and SIX Group AG.  Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991.  The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone.  The component stocks have a high degree of liquidity and represent the largest companies across all market sectors.  For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

Information as of market close on January 9, 2013:

Bloomberg Ticker Symbol:	SX5E	52 Week High (on 1/2/2013):	2,711.25
Current Index Value:	2,706.39	52 Week Low (on 6/1/2012):	2,068.66
52 Weeks Ago:	2,286.45

The following graph sets forth the daily closing values of the SX5E Index for the period from January 1, 1998 through January 9, 2013.  The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SX5E Index for each quarter in the period from January 1, 2008 through January 9, 2013.  The closing value of the SX5E Index on January 9, 2013 was 2,706.39.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The SX5E Index experiences periods of high volatility, and you should not take the historical values of the SX5E Index as an indication of its future performance.

SX5E Index Daily Closing Values January 1, 1998 to January 9, 2013

January 2013	Page 12

Market Linked Auto-Callable Notes due January 14, 2028, with 5-Year Initial Non-Call Period
With Early Redemption and the Payment of Contingent Monthly Coupons Based on the Worst Performing of the Russell 2000® Index and the EURO STOXX 50® Index

EURO STOXX 50® Index	High	Low	Period End
2008
First Quarter	4,339.23	3,431.82	3,628.06
Second Quarter	3,882.28	3,340.27	3,352.81
Third Quarter	3,445.66	3,000.83	3,038.20
Fourth Quarter	3,113.82	2,165.91	2,447.62
2009
First Quarter	2,578.43	1,809.98	2,071.13
Second Quarter	2,537.35	2,097.57	2,401.69
Third Quarter	2,899.12	2,281.47	2,872.63
Fourth Quarter	2,992.08	2,712.30	2,964.96
2010
First Quarter	3,017.85	2,631.64	2,931.16
Second Quarter	3,012.65	2,488.50	2,573.32
Third Quarter	2,827.27	2,507.83	2,747.90
Fourth Quarter	2,890.64	2,650.99	2,792.82
2011
First Quarter	3,068.00	2,721.24	2,910.91
Second Quarter	3,011.25	2,715.88	2,848.53
Third Quarter	2,875.67	1,995.01	2,179.66
Fourth Quarter	2,476.92	2,090.25	2,316.55
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter	2,501.18	2,068.66	2,264.72
Third Quarter	2,594.56	2,151.54	2,454.26
Fourth Quarter	2,659.95	2,427.32	2,635.93
2013
First Quarter (through January 9, 2013)	2,711.25	2,691.45	2,706.39

“EURO STOXX®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley.  For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

January 2013	Page 13

Market Linked Auto-Callable Notes due January 14, 2028, with 5-Year Initial Non-Call Period
With Early Redemption and the Payment of Contingent Monthly Coupons Based on the Worst Performing of the Russell 2000® Index and the EURO STOXX 50® Index

Additional Information About the Notes

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Interest period:	Monthly
Record date:
The record date for each contingent coupon payment date shall be the date one business day prior to such scheduled contingent coupon payment date; provided, however, that any coupon payable at maturity or upon early redemption shall be payable to the person to whom the payment at maturity or early redemption payment, as the case may be, shall be payable.

Day count convention:	30/360
Alternate exchange calculation in the case of an event of default:
The following provision supersedes in its entirety “Description of Auto-Callable Securities — Alternate Exchange Calculation in Case of an Event of Default” in the accompanying product supplement:

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per note upon any acceleration of the notes (the “acceleration amount”) shall be determined by the calculation agent and shall be an amount in cash equal to $1,000 plus any accrued but unpaid portion of the contingent monthly coupon applicable to the then current interest period.  The contingent monthly coupon, if any, for such interest period shall be determined as if the date of such acceleration were the related observation date and the portion deemed to have accrued shall be based on the number of days that have elapsed, calculated on a 30/360 basis, from and including the previous contingent coupon payment date (or the original issue date, if applicable) to but excluding the date of acceleration.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the acceleration amount and the aggregate cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Postponement of contingent coupon payment dates (including the maturity date) and early redemption dates:
If any observation date or redemption determination date is postponed due to a non-index business day or certain market disruption events so that it falls less than two business days prior to the relevant scheduled contingent coupon payment date (including the maturity date) or early redemption date, as applicable, the contingent coupon payment date (or the maturity date) or the early redemption date will be postponed to the second business day following that observation date or redemption determination date as postponed, and no adjustment will be made to any contingent coupon payment or early redemption payment made on that postponed date.

Denominations:	$1,000 per note and integral multiples thereof
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the notes issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the notes.  This discussion applies only to initial investors in the notes who:

•      purchase the notes at their “issue price,” which will equal the first price at which a substantial amount of the notes is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•      will hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

January 2013	Page 14

Market Linked Auto-Callable Notes due January 14, 2028, with 5-Year Initial Non-Call Period
With Early Redemption and the Payment of Contingent Monthly Coupons Based on the Worst Performing of the Russell 2000® Index and the EURO STOXX 50® Index

•      certain financial institutions;
•      insurance companies;
•      certain dealers and traders in securities, commodities, or foreign currencies;
•      investors holding the notes as part of a hedging transaction, “straddle,” conversion transaction or integrated transaction;
•      U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•      partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•      regulated investment companies;
•      real estate investment trusts;
•      tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
•      persons subject to the alternative minimum tax.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of notes should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Any consequences resulting from the Medicare tax on investment income are also not discussed.

General

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as debt for U.S. federal income tax purposes.  It is unclear, however, whether the notes should be treated as “contingent payment debt instruments” or “variable rate debt instruments” due to the lack of any controlling legal authority.  We intend to treat the notes as “contingent payment debt instruments” for U.S. federal income tax purposes.  In the opinion of our counsel, this treatment of the notes is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that the notes could also be treated as “variable rate debt instruments” for U.S. federal income tax purposes, in which case the timing and character of the interest income and gain or loss with respect to the notes could be significantly affected.  Investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the notes, including possible alternative treatments.  The discussion below assumes the treatment of the notes as “contingent payment debt instruments” is respected.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of a note that is:

•      a citizen or individual resident of the United States;
•      a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or
•      an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Interest Accruals on the Notes.  Pursuant to rules governing the tax treatment of contingent payment debt instruments (the “contingent debt regulations”), a U.S. Holder of the notes will be required to accrue interest income on the notes on a constant yield basis, based on a comparable yield, as described below, regardless of whether the holder uses the cash or accrual method of accounting for U.S. federal income tax purposes.  Accordingly, a U.S. Holder may be required to include interest in income each year in excess of any stated interest payments actually received in that year.

The contingent debt regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount (“OID”) for U.S. federal income tax purposes, for

January 2013	Page 15

Market Linked Auto-Callable Notes due January 14, 2028, with 5-Year Initial Non-Call Period
With Early Redemption and the Payment of Contingent Monthly Coupons Based on the Worst Performing of the Russell 2000® Index and the EURO STOXX 50® Index

each accrual period prior to and including the maturity date of the notes that equals the product of:

•      the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period,
•      the comparable yield (as defined below) of the notes, adjusted for the length of the accrual period, and
•      a fraction, the numerator of which is the number of days during the accrual period that the U.S. Holder held the notes and the denominator of which is the number of days in the accrual period.

The “adjusted issue price” of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments (in accordance with the projected payment schedule described below) previously made with respect to the notes.

As used in the contingent debt regulations, the term “comparable yield” means the greater of (i) the annual yield we would pay, as of the issue date, on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes, and (ii) the applicable federal rate.

The contingent debt regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (the “projected payment schedule”) on the notes.  This schedule must produce a yield to maturity that equals the comparable yield.  Although it is not clear how the comparable yield should be determined for notes that may be automatically redeemed before maturity, our counsel has advised that it is reasonable to determine the comparable yield based on the stated maturity date.  For the comparable yield and the projected payment schedule with respect to a note, please contact Morgan Stanley Structured Notes at 212-761-4000.

For U.S. federal income tax purposes, a U.S. Holder is required under the contingent debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments in respect of a note, unless such U.S. Holder timely discloses and justifies the use of a different comparable yield and projected payment schedule to the Internal Revenue Service (the “IRS”).

The comparable yield and the projected payment schedule are not used for any purpose other than to determine a U.S. Holder’s interest accruals and adjustments thereto in respect of a note for U.S. federal income tax purposes.  They do not constitute a projection or representation by us regarding the actual amounts that will be paid on a note.

Adjustments to Interest Accruals on the Notes.  If, during any taxable year, a U.S. Holder of notes receives actual payments with respect to such notes that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a “net positive adjustment” equal to the amount of such excess.  The U.S. Holder will treat a net positive adjustment as additional interest income in that taxable year.

If a U.S. Holder receives in a taxable year actual payments with respect to the notes that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a “net negative adjustment” equal to the amount of such deficit.  This net negative adjustment will (a) reduce the U.S. Holder’s interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.  Any net negative adjustment in excess of the amounts described in (a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the notes or to reduce the amount realized on a sale, exchange, early redemption or retirement of the notes.  A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

Sale, Exchange, Early Redemption or Retirement of Notes.  Generally, the sale, exchange or early redemption of a note will result in taxable gain or loss to a U.S. Holder.  The amount of

January 2013	Page 16

Market Linked Auto-Callable Notes due January 14, 2028, with 5-Year Initial Non-Call Period
With Early Redemption and the Payment of Contingent Monthly Coupons Based on the Worst Performing of the Russell 2000® Index and the EURO STOXX 50® Index

gain or loss on a sale, exchange or early redemption of a note will be equal to the difference between (a) the amount received by the U.S. Holder (the “amount realized”) and (b) the U.S. Holder’s adjusted tax basis in the note.  As previously discussed under “—Adjustments to Interest Accruals on the Notes,” to the extent that a U.S. Holder has any net negative adjustment carry-forward, the U.S. Holder may use such net negative adjustment carry-forward from a previous year to reduce the amount realized on the sale, exchange or early redemption of the notes.

Upon the scheduled retirement of a note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized and the holder’s adjusted tax basis in the note.  For purposes of determining the amount realized on the scheduled retirement of a note, a U.S. Holder will be treated as receiving the projected amount of any contingent payment due at maturity.  As previously discussed under “—Adjustments to Interest Accruals on the Notes,” to the extent that actual payments with respect to the notes during the year of the scheduled retirement (including the payment on the scheduled retirement) are greater or less than the projected payments for such year, a U.S. Holder will incur a net positive or negative adjustment, resulting in additional ordinary income or loss, as the case may be, and to the extent that a U.S. Holder has any net negative adjustment carry-forward, the U.S. Holder may use such net negative adjustment carry-forward from a previous year to reduce the amount realized on the scheduled retirement of the notes.

A U.S. Holder’s adjusted tax basis in a note generally will be equal to the U.S. Holder’s original purchase price for the note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the notes (without regard to the actual amount paid).

Gain recognized by a U.S. Holder upon a sale, exchange, early redemption or retirement of a note generally will be treated as ordinary interest income.  Any loss will be ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary losses in respect of the note, and thereafter capital loss (which will be long-term capital loss if the note has been held for more than one year).  The deductibility of capital losses is subject to limitations.  A U.S. Holder who sells the notes at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

Possible Alternative Tax Treatments of an Investment in the Notes

Due to the absence of authorities that directly address the proper tax treatment of the notes, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the notes under Treasury regulations governing variable rate debt instruments.  Under these regulations, each contingent monthly coupon on the notes would be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.  Upon a sale or exchange of the notes, a U.S. Holder would recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange (other than amounts attributable to accrued interest, which will be treated as ordinary interest income as discussed above) and the U.S. Holder’s tax basis in the notes, which would equal the U.S. Holder’s purchase price for the notes.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale, exchange, early redemption or other disposition of the notes, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

January 2013	Page 17

Market Linked Auto-Callable Notes due January 14, 2028, with 5-Year Initial Non-Call Period
With Early Redemption and the Payment of Contingent Monthly Coupons Based on the Worst Performing of the Russell 2000® Index and the EURO STOXX 50® Index

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•      an individual who is classified as a nonresident alien;
•      a foreign corporation; or
•      a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•      a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;
•      certain former citizens or residents of the United States; or
•      a holder for whom income or gain in respect of the notes is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes.

Subject to the discussions below concerning backup withholding and under “—Legislation Affecting Certain Non-U.S. Holders,”  a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of amounts paid (including OID, if any) on the notes, provided that:

•      the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
•      the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
•      the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and
•      the certification requirement described below has been fulfilled with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a note (or a financial institution holding a note on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the notes as well as in connection with the proceeds from a sale, exchange, early redemption or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above will satisfy the certification requirements necessary to avoid backup withholding.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should consider the U.S. federal estate tax implications of an investment in the notes.  Absent an applicable treaty benefit, a note will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the note if received by the decedent at the time of death would have been subject to U.S. federal withholding tax (even if the W-8BEN certification requirement described above were satisfied and not taking into account an elimination of such U.S. federal withholding tax due to the application of an income tax treaty). Non-U.S. Holders

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should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the notes in their particular situations and the availability of benefits provided by an applicable estate tax treaty, if any.

Legislation Affecting Certain Non-U.S. Holders

The Hiring Incentives to Restore Employment Act of 2010 generally imposes withholding of 30% on U.S.-source payments to certain foreign entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied.  Pursuant to published guidance from the IRS and the U.S. Treasury Department, this legislation applies to payments of U.S.-source fixed or determinable annual or periodical income (as defined by the Code), including payments of interest and dividends (and amounts that are treated as interest and dividends for U.S. federal income tax purposes) made after December 31, 2013, and payments of gross proceeds made after December 31, 2016.  If withholding is required, we will not be required to pay any additional amounts with respect to any amounts withheld.  Non-U.S. Holders should consult their tax advisers regarding the possible implications of this legislation for their investment in the notes.

The discussion in the preceding paragraphs under “Tax considerations,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the notes.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the notes by taking positions in the stocks constituting the underlying indices and in futures and/or options contracts on the underlying indices or the component stocks of the underlying indices listed on major securities markets.  Such purchase activity could have increased the initial index value of an underlying index and, therefore, could have increased (i) the value at which such underlying index must close on the redemption determination dates so that the notes are redeemed prior to maturity for the early redemption payment, and (ii) the barrier level for such underlying index, which is the value at which such underlying index must close on the observation dates so that you receive a contingent monthly coupon on the notes (in each case, depending also on the performance of the other underlying index).  Additionally, our hedging activities, as well as our other trading activities, during the term of the notes could affect whether an underlying index closes at or above (i) the barrier level for such underlying index on the observation dates and, accordingly, whether we pay a contingent monthly coupon on the notes, or (ii) the initial index value for such underlying index on the redemption determination dates and accordingly, whether the notes are redeemed prior to maturity for the early redemption payment (in each case, depending also on the performance of the other underlying index).  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and

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parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:	Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly

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or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $30 for each note they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for auto-callable securities.

Validity of the notes:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for auto-callable securities and index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the product supplement for auto-callable securities, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for auto-callable securities and the index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Auto-Callable Securities dated October 19, 2012

Index Supplement dated November 21, 2011

Prospectus dated November 21, 2011

Terms used in this document are defined in the product supplement for auto-callable securities, in the index supplement or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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